EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter Fiscal 2019 Results

  Net sales decreased 5.5% to $211.0 million; Comparable store sales decreased 5.3% versus a 9.1% increase in the prior year period
  Results include the negative impact of a reduction in traditional promotional events, a late start to the spring season, and the Easter timing shift
  Gross margin increased 30 basis points
  Provides updated fiscal year 2019 outlook

DALLAS, May 07, 2019 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today reported a net loss of $8.3 million, or $0.18 per share, for the third quarter of fiscal 2019 compared to a net loss of $8.1 million, or $0.18 per share, for the third quarter of fiscal 2018.  Adjusted EBITDA, a non-GAAP measure, was negative $0.4 million for the third quarter of fiscal 2019, compared to Adjusted EBITDA of negative $0.9 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Steve Becker, Chief Executive Officer, stated, “Over the last two years we have built a foundation for profitable growth at Tuesday Morning.  Our third quarter top line results are not indicative of our potential, especially as we faced a challenging comparison from last year, headwinds from a late start to the spring season in many parts of the country, and Easter timing.  These top-line headwinds were exacerbated by our previously announced strategic decision to reduce our traditional promotional events. In addition, we identified missed merchandise opportunities that we are taking steps to address.”

Mr. Becker continued, “It is clear that the categories of merchandise where we are having the most success are consistently managed with a greater proportion of close-outs, providing a treasure hunt with sharp pricing and great values. We intend to deliver this experience more consistently across our entire assortment. To that end, we are continuing to recruit additional veteran off-price leadership to our merchandise organization and have reorganized the team to improve our execution and remain true to our 45 year off-price heritage. We are pleased with our year to date improvement in operating profitability despite our third quarter sales shortfall, and remain focused on executing our strategy and delivering improved financial performance.”

Third Quarter Fiscal 2019 Results of Operations

  Net sales were $211.0 million, compared to $223.3 million for the third quarter of fiscal 2018.

  Comparable store sales decreased 5.3% compared to the same period a year ago.  Factors that contributed to the sales decline include a reduction in the number of traditional promotional events to one in the third quarter of fiscal 2019 compared to three events in the prior year, comping against the highest quarterly comparable sales increase from last year of 9.1%, and a calendar shift of Easter into the Company’s fourth fiscal quarter.  Customer transactions and average ticket decreased 2.6% and 2.8%, respectively.  During the third quarter, one store was relocated, two stores were opened, and ten stores were closed, for an ending store count of 712 as of March 31, 2019.  Sales at stores relocated during the past 12 months increased approximately 42% on average for the third quarter of fiscal 2019 as compared to the prior year quarter and contributed approximately 120 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross margin for the third quarter of fiscal 2019 improved to 36.3% compared to 36.0% last year.  Gross profit decreased $3.8 million to $76.5 million compared to $80.3 million of gross profit for the third quarter of fiscal 2018.  The increase in gross margin was driven by continued improvements in initial merchandise mark-up and lower supply chain costs.  Partially offsetting these improvements were increased markdowns, inventory shrink, and freight costs, largely due to transportation cost headwinds.

  As a percentage of net sales, selling, general and administrative expenses (SG&A) were 40.0% for the third quarter of fiscal 2019 compared to 39.5% in the same period last year, deleveraging approximately 50 basis points.  SG&A decreased $3.8 million to $84.3 million in the third quarter of fiscal 2019, compared to $88.1 million in the same period last year.  This decrease in SG&A was driven primarily by lower store labor costs, workers’ compensation expenses, and advertising, due to the Company’s reduction in traditional ad events in the current quarter, partially offset by increased incentive compensation and retention costs along with increased store rent, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating loss for the third quarter of fiscal 2019 was $7.8 million, consistent with an operating loss of $7.8 million in the third quarter of fiscal 2018, despite the reduced sales.

  The Company reported a net loss of $8.3 million, or $0.18 per share, for the third quarter of fiscal 2019 compared to a net loss of $8.1 million, or $0.18 per share, for the third quarter of fiscal 2018.

  EBITDA, a non-GAAP measure, was negative $1.2 million for the third quarter of fiscal 2019, compared to negative $1.3 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $0.4 million for the third quarter of fiscal 2019, compared to negative $0.9 million for the prior year period, an improvement of 57%.  A reconciliation of GAAP and non-GAAP measures is provided below.

Nine Months ended March 31, 2019 Results of Operations

  Net sales were $776.7 million, compared to $775.9 million for the first nine months of fiscal 2018.

  Comparable store sales increased 0.3% compared to the same period a year ago, and were comprised of a 0.3% increase in customer transactions along with a 0.1% increase in average ticket.  During the first nine months of fiscal 2019, 11 stores were relocated, six stores were opened, one store was expanded, and 20 stores were closed, for an ending store count of 712 as of March 31, 2019.  Sales at stores relocated during the past 12 months increased approximately 49% on average for the first nine months of fiscal 2019 as compared to the prior year period and contributed approximately 190 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross margin for the first nine months of fiscal 2019 was 35.5% compared to 34.0% last year.  Gross profit increased $11.7 million to $275.6 million compared to $263.9 million of gross profit in the first nine months of fiscal 2018.  The increase in gross margin for the nine months was driven by continued improvements in initial merchandise mark-up, lower supply chain costs, and reduced markdowns.  Partially offsetting these improvements were increased freight costs, largely due to transportation cost headwinds along with increased volumes year over year.

  As a percentage of net sales, SG&A was 35.4% for the first nine months of fiscal 2019 compared to 35.5% in the same period last year, leveraging approximately 10 basis points.  SG&A decreased $0.7 million to $274.7 million in the first nine months of fiscal 2019, compared to $275.4 million in the same period last year.  This decrease in SG&A was driven primarily by lower store labor costs, workers’ compensation expenses, and advertising, which leveraged as a percentage of net sales, and was partially offset by higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate, along with increased incentive compensation and retention costs.

  The Company’s operating income for the first nine months of fiscal 2019 was $0.9 million, compared to an operating loss of $11.5 million in the first nine months of fiscal 2018.

  The Company reported a net loss of $0.4 million, or $0.01 per share, for the first nine months of fiscal 2019 compared to a net loss of $11.6 million, or $0.26 per share, for the first nine months of fiscal 2018.

  EBITDA, a non-GAAP measure, was $21.2 million for the first nine months of fiscal 2019, compared to $8.5 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $24.0 million for the first nine months of fiscal 2019, compared to $11.6 million for the prior year period, primarily driven by the change in net income as compared to the prior year period, resulting in an improvement of 106%.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the third quarter of fiscal 2019 with $13.8 million in cash and cash equivalents.  The Company had $35.2 million outstanding under its line of credit with availability on the line of $71.1 million.  Inventories at the end of the third quarter of fiscal 2019 were $238.3 million compared to $245.0 million at the end of the third quarter of fiscal 2018.  The Company’s inventory turnover for the trailing five quarters as of March 31, 2019 was 2.6 turns, a decrease of approximately 4% from the trailing five quarter turnover as of March 31, 2018 of 2.7 turns.

Fiscal Year 2019 Outlook
Based on results to date, the Company has revised its guidance for fiscal 2019 and currently expects comparable store sales for the fiscal year to be approximately flat and is expecting its fourth quarter comparable stores sales to be flat to slightly negative.  The Company now expects its net loss to be approximately $13 million to $15 million, EBITDA to be approximately $14 million to $16 million, and Adjusted EBITDA to be approximately $17 million to $19 million, a significant improvement compared to fiscal 2018.  A reconciliation of GAAP and non-GAAP measures is provided below.

Net capital expenditures for fiscal 2019 are expected to be in the range of approximately $12 million to $15 million.  The Company currently anticipates its fiscal 2019 ending net debt balance to be at or below its fiscal 2018 ending position.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 712 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review third quarter fiscal 2019 financial results and provide a general business update today, May 7, 2019, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, May 7, 2019 through 10:59 a.m., Central Time, Friday, May 10, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 2749067.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended March 31,		Nine Months Ended March 31,

	2019	2018	2019	2018

	(unaudited)		(unaudited)

Net sales	$210,984	$223,296	$776,716	$775,860
Cost of sales	134,486	142,993	501,054	511,922
Gross profit	76,498	80,303	275,662	263,938

Selling, general and administrative expenses	84,309	88,092	274,751	275,445

Operating income/(loss)	(7,811)	(7,789)	911	(11,507)

Other income/(expense):
Interest expense	(513)	(493)	(1,868)	(1,473)
Other income, net	165	179	597	907
Loss before income taxes	(8,159)	(8,103)	(360)	(12,073)

Income tax provision/(benefit)	130	(23)	31	(431)

Net loss	$(8,289)	$(8,080)	$(391)	$(11,642)

Earnings per share
Loss per common share:
Basic	$(0.18)	$(0.18)	$(0.01)	$(0.26)
Diluted	$(0.18)	$(0.18)	$(0.01)	$(0.26)

Weighted average number of common shares:
Basic	44,811	44,365	44,677	44,236
Diluted	44,811	44,365	44,677	44,236

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
			March 31,	June 30,	March 31,
			2019	2018	2018
			(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents			$13,768	$9,510	12,277
Inventories			238,280	234,365	244,990
Prepaid expenses			4,756	6,301	6,242
Other current assets			2,052	1,206	1,245
Total Current Assets			258,856	251,382	264,754
Property and equipment, net			111,518	121,117	122,115
Deferred financing costs			1,050	671	750
Other assets			3,185	3,086	2,781
Total Assets			$374,609	$376,256	$390,400

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$82,954	$88,912	86,662
Accrued liabilities			46,114	41,765	43,789
Income taxes payable			141	66	77
Total Current Liabilities			129,209	130,743	130,528

Borrowings under revolving credit facility			35,200	38,480	44,400
Deferred rent			23,864	22,883	21,645
Asset retirement obligation — non current			3,002	3,100	3,100
Other liabilities — non current			809	796	835
Total Liabilities			192,084	196,002	200,508

Stockholders' equity			182,525	180,254	189,892
Total Liabilities and Stockholders' Equity			$374,609	$376,256	$390,400

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
			Nine Months Ended March 31,

			2019	2018

			(unaudited)
Cash flows from operating activities:
Net loss			$(391)	$(11,642)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Depreciation and amortization			19,727	19,087
Amortization of financing costs			220	236
Gain on disposal of assets			(10)	(69)
Gain on sale-leaseback transaction			-	(371)
Deferred Income Taxes			-	(571)
Share-based compensation			2,671	2,729
Construction allowances from landlords			1,121	6,688
Change in operating assets and liabilities:
Inventories			(3,931)	(23,122)
Prepaid and other assets			885	883
Accounts payable			(15,349)	19,396
Accrued liabilities			5,063	2,199
Deferred rent			(141)	1,921
Income taxes payable			82	71
Other liabilities — non-current			34	367
Net cash provided by operating activities			9,981	17,802

Cash flows from investing activities:
Capital expenditures			(10,924)	(25,552)
Purchase of intellectual property			(292)	(30)
Proceeds from sale of assets			25	69
Net cash used in investing activities			(11,191)	(25,513)

Cash flows from financing activities:
Proceeds under revolving credit facility			156,200	153,900
Repayments under revolving credit facility			(159,480)	(140,000)
Change in cash overdraft			9,391	(60)
Payments on capital leases			(121)	(119)
Purchase of treasury stock			-	-
Payment of financing fees			(529)	-
Proceeds from exercise of common stock options			7	4
Net cash provided by financing activities			5,468	13,725

Net increase in cash and cash equivalents			4,258	6,014

Cash and cash equivalents, beginning of period			9,510	6,263

Cash and cash equivalents, end of period			$13,768	$12,277

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles actual net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended March 31,		Nine Months Ended March 31,
	2019	2018	2019	2018
Net loss (GAAP)	$(8,289)	$(8,080)	$(391)	$(11,642)
Depreciation and amortization	6,444	6,363	19,727	19,087
Interest expense, net	510	485	1,846	1,450
Income tax provision/(benefit)	130	(23)	31	(431)
EBITDA (non-GAAP)	$(1,205	$(1,255)	$21,213	$8,464
Share-based compensation expense (1)	839	784	2,671	2,729
Cease-use rent expense (2)	(3)	(396)	68	398
Stockholder nominations related expenses (3)	—	—	—	408
Gain on sale of assets (4)	—	—	—	(371)
Adjusted EBITDA (non-GAAP)	$(369)	$(867)	$23,952	$11,628
  Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
  Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  A favorable lease buyout agreement was negotiated and executed in the third quarter of fiscal 2018, resulting in the reversal of previously recorded accelerated cease-use rent expense.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
  Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017.
  Adjustment includes the deferred gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

The following table reconciles expected fiscal 2019 net loss, the most directly comparable GAAP financial measure, to expected full year EBITDA and expected full year Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in millions)	Fiscal 2019 Outlook
	Low end	High end
Net loss (GAAP)	$(15)	$(13)
Depreciation and amortization	27	27
Interest expense, net	2	2
Income tax provision	—	—
EBITDA (non-GAAP)	$14	$16
Share-based compensation expense (1)	3	3
Cease-use rent expense (2)	—	—
Adjusted EBITDA (non-GAAP)	$17	$19
  Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
  Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.

INVESTOR RELATIONS:
Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Churchill@icrinc.com

MEDIA:
Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com